As filed with the Securities and Exchange Commission on November 29, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3355 Michelson Drive, Suite 100

Irvine, California 92612

(Address, Including Zip Code, of Principal Executive Offices)

Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan

Western Digital Corporation 2005 Employee Stock Purchase Plan

(Full Title of the Plan)

Michael C. Ray

Senior Vice President, General Counsel and Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

(949) 672-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share, issuable under the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan	13,201,975(1)(2) shares	$34.38(3)	$395,370,000(3)	$53,928.47(3)
Common Stock, $0.01 par value per share, issuable under the Western Digital Corporation 2005 Employee Stock Purchase Plan	8,000,000(1) shares	$34.38(3)	$275,040,000(3)	$37,515.46(3)
TOTAL	21,201,975(1)(2) shares	$34.38(3)	$670,410,000(3)	$91,443.93(3)

(1)

This Registration Statement covers, in addition to the number of shares of Western Digital Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (as amended, the “2004 Plan”) and the Western Digital Corporation 2005 Employee Stock Purchase Plan (as amended, the “ESPP”, and together with the 2004 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock registered under the 2004 Plan hereby consists of (i) 11,500,000 shares being registered for the first time, plus (ii) an aggregate of 1,701,975 shares that were previously registered by the Company (the “Carryover Shares”). The Carryover Shares consist of 1,524,556 shares previously registered under the Company’s Employee Stock Option Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on January 11, 1999 (Commission File No. 333-70413); 147,419 shares previously registered under the Company’s Broad-Based Stock Incentive Plan on Form S-8, filed with the Commission on May 5, 2000 (Commission File No. 333-36332); and 30,000 shares previously registered under the Company’s Stock Option Plan for Non-Employee Directors on Form S-8, filed with the Commission on March 8, 2001 (Commission File No. 333-56738). Post-effective amendments to each of the foregoing Forms S-8 to deregister the Carryover Shares are being filed contemporaneously with the filing of this Registration Statement.

(3)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on November 23, 2012, as quoted on the NASDAQ Global Select Market. The Registrant is paying registration fees solely with respect to the 19,500,000 shares being newly registered. The registration fees with respect to the Carryover Shares were paid upon filing of each of the original Registration Statements on Form S-8 listed in footnote 2 above. Therefore, no further registration fee is required with respect to the Carryover Shares.

The Exhibit Index for this Registration Statement is at page 8.

EXPLANATORY NOTE

The Company’s stockholders approved the 2004 Plan on November 18, 2004 (the “Stockholder Approval Date”). The 2004 Plan provides that, in addition to the shares authorized in connection with the adoption of the 2004 Plan, any shares subject to stock options granted under the Company’s Employee Stock Option Plan (as amended, the “Employee Stock Option Plan”), Broad-Based Stock Incentive Plan (as amended, the “Broad-Based Plan”) and Stock Option Plan for Non-Employee Directors (the “Directors Option Plan,” and together with the Employee Stock Option Plan and the Broad-Based Plan, the “Prior Plans”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised (the “Carryover Shares”) will be available for award grant purposes under the 2004 Plan.

On November 8, 2012, the Company’s stockholders approved an amendment and restatement of the 2004 Plan that, among other things, increased by 11,500,000 (the “New Shares”) the number of shares of Common Stock available for issuance under the 2004 Plan.

The purpose of this Registration Statement is (i) to register the New Shares, and (ii) to carry forward the Carryover Shares (i.e., the shares subject to stock options granted under the Company’s Prior Plans which expired, or for any reason were cancelled or terminated, after the Stockholder Approval Date without being exercised) to this Registration Statement. The Carryover Shares consist of 1,524,556 shares previously registered under the Company’s Employee Stock Option Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on January 11, 1999 (Commission File No. 333-70413); 147,419 shares previously registered under the Company’s Broad-Based Plan on Form S-8, filed with the Commission on May 5, 2000 (Commission File No. 333-36332); and 30,000 shares previously registered under the Company’s Directors Option Plan on Form S-8, filed with the Commission on March 8, 2001 (Commission File No. 333-56738). The registration fee paid with respect to the registration of the Carryover Shares on each of the foregoing Forms S-8 was $6,688.51, $265.13 and $29.29, respectively, for an aggregate total of 6,982.93.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the aggregate 1,701,975 Carryover Shares from the Prior Plans to the 2004 Plan and the $6,982.93 aggregate registration fee previously paid with respect to the registration of those shares. Post-effective amendments to each of the foregoing Forms S-8 to deregister the Carryover Shares are being filed contemporaneously with the filing of this Registration Statement.

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plans and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended June 29, 2012, filed with the Commission on August 20, 2012 (Commission File No. 001-08703);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 28, 2012, filed with the Commission on November 2, 2012 (Commission File No. 001-08703);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on November 13, 2012, September 10, 2012 (with respect to Item 5.02 only), August 21, 2012, August 10, 2012, and July 25, 2012 (with respect to Item 5.02 only) (each, Commission File No. 001-08703);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on May 31, 2012 (Commission File No. 001-08703), and any other amendment or report filed for the purpose of updating such description;

(e)	The Company’s Registration Statements on Form S-8 relating to the 2004 Plan, filed with the Commission on November 16, 2009 (Commission File No. 333-163133), November 18, 2005 (Commission File No. 333-129813) and February 2, 2005 (Commission File No. 333-122475); and

(f)	The Company’s Registration Statements on Form S-8 relating to the ESPP, filed with the Commission on November 25, 2008 (Commission File No. 333-155661) and November 18, 2005 (Commission File No. 333-129813).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been “furnished” but not “filed” in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Michael C. Ray. Mr. Ray is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Ray owns 8,649 shares of Common Stock, 39,323 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 103,630 shares of Common Stock. Mr. Ray is eligible to participate in the Plans.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 29, 2012.

WESTERN DIGITAL CORPORATION

By:	/s/ John F. Coyne
John F. Coyne
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Coyne and Michael C. Ray, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Coyne	Chief Executive Officer and Director	November 29, 2012
John F. Coyne	(Principal Executive Officer)

/s/ Wolfgang U. Nickl	Executive Vice President and Chief Financial Officer	November 29, 2012
Wolfgang U. Nickl	(Principal Financial and Accounting Officer)

/s/ Thomas E. Pardun	Chairman	November 29, 2012
Thomas E. Pardun

/s/ Kathleen A. Cote	Director	November 29, 2012
Kathleen A. Cote

/s/ Henry T. DeNero	Director	November 29, 2012
Henry T. DeNero

/s/ William L. Kimsey	Director	November 29, 2012
William L. Kimsey

/s/ Michael D. Lambert	Director	November 29, 2012
Michael D. Lambert

/s/ Len J. Lauer	Director	November 29, 2012
Len J. Lauer

/s/ Matthew E. Massengill	Director	November 29, 2012
Matthew E. Massengill

/s/ Roger H. Moore	Director	November 29, 2012
Roger H. Moore

/s/ Kensuke Oka	Director	November 29, 2012
Kensuke Oka

/s/ Arif Shakeel	Director	November 29, 2012
Arif Shakeel

/s/ Masahiro Yamamura	Director	November 29, 2012
Masahiro Yamamura

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan. (Filed as Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 13, 2012 (Commission File No. 001-08703) and incorporated herein by reference.)

4.2	Western Digital Corporation 2005 Employee Stock Purchase Plan.

5.	Opinion of Counsel (opinion re: legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).